EXHIBIT 99.1

PCM to Acquire Assets of En Pointe Technologies Sales, Inc.

El Segundo, California—March 16, 2015—PCM, Inc. (NASDAQ:PCMI) today announced that it has entered into an agreement to acquire the assets of En Pointe Technologies Sales, Inc.’s IT solutions provider business, excluding current tangible assets, such as accounts receivable and inventory. En Pointe Technologies Sales, Inc., one of the nation’s largest independent IT solutions providers, is headquartered in Southern California. Under the terms of the agreement, PCM will pay an initial purchase price of $15 million in cash and certain contingent earn-out consideration over a three year period. The assets will be acquired by an indirect wholly-owned subsidiary of PCM, which subsidiary will operate under the En Pointe brand following the closing. The transaction is subject to certain closing conditions.

En Pointe is the largest acquisition by PCM to date based on revenues, and is expected to significantly enhance PCM’s relationships with several key vendor partners, provide incremental advanced technical certifications and operational expertise in key practice areas, and bring the consolidated business significantly increased scale. The acquisition is consistent with PCM’s commitment to grow its business in the areas of software and advanced technology solutions. PCM will be transitioning En Pointe’s business during the second quarter and expects this acquisition to be accretive beginning in the third quarter.

En Pointe, which is headquartered in Gardena, California, specializes in Microsoft-centric IT environments, offering hardware, software licensing and services. As one of the largest Systems Integrators and Licensing Solutions Providers in the United States, En Pointe assists customers in architecting, acquiring, and implementing integrated IT solutions anchored to the Microsoft ecosystem. En Pointe has served a broad range of customers in its 22 year history, including small, mid-market and enterprise commercial clients, as well as state and local government, education and non-profit organizations in the United States. En Pointe maintains Cisco Gold, Google Premier, HP Platinum, Lenovo Premier, Microsoft LSP, NetApp Platinum, Symantec Platinum and VMWare Platinum certifications, among many others.

En Pointe had audited revenues of $393 million for their year ended September 30, 2014, and unaudited revenues of $411 million for the trailing twelve-month period ending December 31, 2014. En Pointe’s gross margin is slightly higher than PCM’s current gross margin profile given their higher mix of software and solution sales.

Frank Khulusi, PCM’s Chairman and Chief Executive Officer, stated, “En Pointe has grown significantly in recent years, which is a testament to the core strength of the En Pointe team. We are offering nearly all of their existing 240 employees equivalent positions at the new company and expect them to join us upon closing.”

En Pointe has an established and proven management team, including Michael Rapp, President, Dr. Shahzad Munawwar, COO & CIO, Robert Bogle, Senior Vice President — Sales and Herbert Hogue, Senior Vice President — PSO, who will continue to manage the day-to-day business.

Khulusi continued, “We are very excited to announce the pending acquisition of En Pointe by PCM. We believe that this acquisition will be very complimentary to our commercial and public sector segments and provide us a tremendous opportunity to leverage PCM’s existing services capabilities as incremental offerings to the En Pointe customer base. We also believe En Pointe will bring significant software and solutions experience that will ultimately benefit the PCM customer base as well. We are proud to have the En Pointe team join us.”

Bob Din, Chief Executive Officer of En Pointe, stated, “We have transformed En Pointe over the years into a leading national solutions provider, and I am happy to know that PCM shares in my vision for the future. I trust PCM will enhance the En Pointe legacy of adding significant value to our customers, and will also create continuing opportunities for our valuable and loyal employee base.”

Michael Rapp, President of En Pointe, stated, “We believe the operational efficiencies gained by leveraging PCM’s size, our combined national presence and scale and En Pointe’s software and solutions expertise, will make this an incredible combination for our customers, partners and employees. We are thrilled that both organizations share a common commitment to operational excellence and customer satisfaction.”

B. Riley & Co. issued a fairness opinion to PCM in conjunction with this transaction. En Pointe was represented in this transaction by martinwolf.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended December 31, 2014, we generated approximately $1.4 billion in revenue and now have approximately 2,700 employees, 64% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.

About En Pointe Technologies Sales, Inc.

Driving innovation for over 20 years in the IT channel, En Pointe Technologies Sales helps customers stay ahead by delivering technology to power the modern office and data center. As one of the largest national solution providers, customers leverage En Pointe for designing, acquiring, deploying, and supporting technology across their organization. For more information, visit: www.enpointe.com, or follow @EnPointeTech and www.linkedin.com/company/en-pointe-technologies.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the statements regarding the impact or benefits of the prospective acquisition of assets of En Pointe Technologies Sales, Inc. on our customers, partners and employees, the opportunities to leverage our services capabilities as a result of the acquisition, our expectations of increased certifications and operational capabilities the acquisition is expected to bring to us and the impacts of the acquisition on our future results of operations. Our statements regarding our expectations, hopes or intentions regarding the future are forward-looking statements which involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. There can be no assurance that we will receive any increase in sales or profits, increased opportunities to leverage our service capabilities, benefits to our customers, partners or employees or increased certifications or operational capabilities. Factors that could cause actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended September 30, 2014, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.